Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated January 27, 2017

Relating to Preliminary Prospectus dated January 27, 2017

Registration No. 333-215452

INVITATION HOMES INC.

FREE WRITING PROSPECTUS

This Free Writing Prospectus is being filed to advise you of the availability of a revised preliminary prospectus dated January 27, 2017 (the “Preliminary Prospectus”), and to provide you with a hyperlink to the current version of the Registration Statement on Form S-11 (File No. 333-215452), which includes the Preliminary Prospectus.

The Preliminary Prospectus includes certain revised unaudited pro forma financial information as of and for the nine months ended September 30, 2016 and the year ended December 31, 2015. See “Summary—Summary Condensed Combined and Consolidated Financial and Other Data” on pages 15-20 and “Unaudited Pro Forma Financial Information” on pages 62-77. You should read the entire Preliminary Prospectus carefully, including the section entitled “Risk Factors” and the financial statements and the related notes before you decide to invest in our common stock.

To review our current registration statement and the Preliminary Prospectus, click the following link on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001687229&owner=exclude&&count=40

Our Central Index Key, or CIK, on the SEC Web site is 0001687229.

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CONTACTING DEUTSCHE BANK SECURITIES INC., ATTENTION: PROSPECTUS GROUP, 60 WALL STREET, NEW YORK, NEW YORK 10005, TELEPHONE: (800) 503-4611 OR EMAIL PROSPECTUS.CPDG@DB.COM; OR J.P. MORGAN SECURITIES LLC, ATTENTION: BROADRIDGE FINANCIAL SOLUTIONS, 1155 LONG ISLAND AVENUE, EDGEWOOD, NEW YORK 11717, TELEPHONE: (866) 803-9204.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THIS EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.